PRESS RELEASE

Micromet Closes $40 Million Private Equity Placement

Funding Proceeds to Support R&D Efforts and Clinical Trials Advancing the BiTE Therapeutic Antibody Platform

Bethesda, MD - October 3, 2008 -- Micromet, Inc. (NASDAQ: MITI) (“Micromet” or the “Company”), a biopharmaceutical company developing novel, proprietary antibodies for the treatment of cancer, inflammation and autoimmune diseases, today announced that it has closed its previously announced $40 million private placement financing. Participants include leading biotechnology investors Index Ventures Growth, Abingworth, DAFNA Capital Management, LLC, and Merlin Nexus, among others. Certain Micromet board members and affiliated entities also participated in the offering. The transaction was announced on September 30 and closed on October 2.

Micromet’s President and CEO, Christian Itin stated: “We are very pleased to have completed this financing under these challenging market conditions, and we were gratified by the strong support of Micromet and the significant interest of the investors in this private placement. The proceeds from this financing will be used to advance our clinical antibody programs and to broaden our BiTE antibody pipeline."

Under the terms of the financing, Micromet sold 9.4 million shares of common stock and warrants to purchase 2.8 million shares of common stock at a total purchase price of $4.25 per unit, with each unit consisting of one share of common stock and a warrant to purchase 0.30 shares of common stock. The warrants are exercisable at $4.63 per share and will expire five years after the date of grant.

This news release is not an offer to sell or the solicitation of an offer to buy the securities discussed herein. These securities have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from the registration requirements. Micromet, Inc. has agreed to file a registration statement with respect to the shares on or before November 3, 2008. This news release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

About Micromet, Inc.

Micromet, Inc. is a biopharmaceutical company developing novel, proprietary antibodies for the treatment of cancer, inflammation and autoimmune diseases. Four of its antibodies are currently in clinical trials, while the remainder of the product pipeline is in preclinical development. The BiTE® antibody blinatumomab (MT103/MEDI-538) is in a phase 2 clinical trial for the treatment of patients with acute lymphoblastic leukemia and in a phase 1 clinical trial for the treatment of patients with non-Hodgkin's lymphoma. BiTE antibodies represent a new class of antibodies that activate a patient's own cytotoxic T cells, considered the most powerful "killer cells" of the human immune system, to eliminate cancer cells. Micromet is developing blinatumomab in collaboration with MedImmune, Inc., a subsidiary of AstraZeneca plc. MT110 is the second BiTE antibody in clinical trials, and is being developed by Micromet in a phase 1 clinical trial for the treatment of patients with lung or gastrointestinal cancer. The third clinical stage antibody is adecatumumab, also known as MT201, a human monoclonal antibody that targets epithelial cell adhesion molecule (EpCAM)-expressing solid tumors. Micromet is developing adecatumumab in collaboration with Merck Serono in a phase 1b clinical trial evaluating adecatumumab in combination with docetaxel for the treatment of patients with metastatic breast cancer. The fourth clinical stage antibody is MT293 which is licensed to TRACON Pharmaceuticals, Inc. and is being developed in a phase 1 clinical trial for the treatment of patients with cancer. Three additional BiTE antibodies, targeting CD33, CEA and MCSP, respectively, are in preclinical development. In addition, Micromet has established a collaboration with Nycomed for the development and commercialization of MT203, a human antibody neutralizing the activity of granulocyte/macrophage colony stimulating factor (GM-CSF), which has potential applications in the treatment of various inflammatory and autoimmune diseases, such as rheumatoid arthritis, psoriasis, or multiple sclerosis.

Forward-Looking Statements

This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. These forward-looking statements include statements regarding the application of the funds received in the private placement, the efficacy, safety and intended utilization of our product candidates, the development of our BiTE antibody technology, the conduct, timing and results of future clinical trials, expectations of the future expansion of our product pipeline and collaborations, and our plans regarding future presentations of clinical data. You are urged to consider statements that include the words "ongoing," "may," "will," "believes," "potential," "expects," "plans," "anticipates," "intends," or the negative of those words or other similar words to be uncertain and forward-looking. Factors that may cause actual results to differ materially from any future results expressed or implied by any forward-looking statements include the risk that product candidates that appeared promising in early research, preclinical studies or clinical trials do not demonstrate safety and/or efficacy in subsequent clinical trials, the risk that encouraging results from early research, preclinical studies or clinical trials may not be confirmed upon further analysis of the detailed results of such research, preclinical study or clinical trial, the risk that additional information relating to the safety, efficacy or tolerability of our product candidates may be discovered upon further analysis of preclinical or clinical trial data, the risk that we or our collaborators will not obtain approval to market our product candidates, the risks associated with reliance on outside financing to meet capital requirements, and the risks associated with reliance on collaborators, including MedImmune, Merck Serono, TRACON and Nycomed, for the funding or conduct of further development and commercialization activities relating to our product candidates. These factors and others are more fully discussed in Micromet's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on March 14, 2008, as well as other filings by the company with the SEC.

Any forward-looking statements are made pursuant to Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, as such, speak only as of the date made. Micromet, Inc. undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.
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Contact Information

US Media:	European Media:
Andrea tenBroek/Chris Stamm	Ludger Wess
(781)-684-0770	+49 (40) 8816 5964
micromet@schwartz-pr.com	ludger@akampion.com

US Investors:	European Investors:
Susan Noonan	Ines-Regina Buth
(212) 966-3650	+49 (30) 2363 2768
susan@sanoonan.com	ines@akampion.com